Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated 5th March 2010, with respect to the financial statements of Hermes Logistics Technologies Limited as of December 31, 2009, which appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2009.

/s/ Levy Cohen & Co.
        LEVY COHEN & CO.
Registered Auditors

23 April 2010